THE ANDERSONS ANNOUNCES NEW BOARD MEMBER

MAUMEE, OH, July 29, 2005: The Andersons, Inc. (Nasdaq: ANDE) today announced that its Board of Directors has created a new directorship and has appointed Robert J. King, Jr. to fill the additional Board position. The Company is pleased to have Mr. King with his vast business expertise join their Board of Directors.

Robert King, Jr. retired from Fifth Third Bank in 2004. Prior to his retirement, he most recently was the President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio) and a Regional President managing the Northeastern Ohio, Central Ohio, Western Ohio and Ohio Valley affiliate banks of Fifth Third Bancorp.

Currently, Mr. King serves on the Board of Directors for Shiloh Industries (Nasdaq: SHLO), Wilmington, DE and privately-held MTD Holdings, Inc. He also serves many community and educational organizations.

About The Andersons, Inc.

The Andersons, Inc. is diversified company with interests in the grain and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial materials formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company presently has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico. Total revenues in 2004 were $1.3 billion.

Contact:

Gary Smith

VP Finance & Treasurer

The Andersons, Inc.

419-891-6417